                                                                    EXHIBIT 10.5



                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         CINNABON INTERNATIONAL, INC.,
                            a Delaware corporation,

                             AFC ENTERPRISES, INC.,
                            a Minnesota corporation

                                      and

                        AFC FRANCHISE ACQUISITION CORP.,
                             a Delaware corporation



                          Dated as of August 13, 1998

                               TABLE OF CONTENTS

         SECTION                                                         PAGE
         -------                                                         ----
     1.  Definitions....................................................   1

     2.  The Merger.....................................................   4

         2.1   The Merger...............................................   4
         2.2   Effective Time...........................................   4
         2.3   Effects of the Merger....................................   4
         2.4   Certificate of Incorporation and Bylaws..................   4
         2.5   Directors and Officers...................................   4
         2.6   Conversion of Shares; Options............................   4
         2.7   Conversion of Acquisition Company Common Stock...........   5
         2.8   Repayment of Obligations of Company and Subsidiary.......   6
         2.9   Closing..................................................   6
         2.10  Dissenting Shares........................................   6
         2.11  Exchange of Shares.......................................   7
         2.12  No Further Transfer of Shares............................   7
         2.13  Working Capital Adjustment...............................   8

     3.  Representations and Warranties of the Company..................   8

         3.1   Corporate................................................   9
         3.2   Authorization............................................   9
         3.3   Validity of Contemplated Transactions....................   9
         3.4   Capitalization and Stock Ownership.......................   9
         3.5   Financial Statements.....................................  10
         3.6   Title to Assets and Related Matters......................  11
         3.7   Permits..................................................  11
         3.8   Real Property............................................  11
         3.9   Accounts Receivable......................................  13
         3.10  Inventory................................................  13
         3.11  Absence of Undisclosed Liabilities.......................  13
         3.12  Taxes....................................................  13
         3.13  Equipment................................................  14
         3.14  ERISA....................................................  15
         3.15  Subsidiaries.............................................  17
         3.16  Compliance with Courts Orders and Regulations............  17
         3.17  Legal Proceedings........................................  17
         3.18  Contracts and Commitments................................  17
         3.19  Insurance................................................  18
         3.20  Employee Relationships...................................  19
         3.21  Intellectual Property....................................  19

         3.22  Absence of Certain Changes...............................  22
         3.23  Premises.................................................  23
         3.24  Franchise, License and Development Agreements............  23
         3.25  Advertising..............................................  25
         3.26  Franchise Registration/UFOC..............................  26
         3.27  [Intentionally Omitted]..................................  27
         3.28  [Intentionally Omitted]..................................  27
         3.29  Employee and Labor Matters...............................  27
         3.30  Product Liabilities and Warranties.......................  27
         3.31  Suppliers................................................  28
         3.32  No Finder's Fee..........................................  28
         3.33  Accounts Payable.........................................  28
         3.34  Obligations..............................................  28
         3.35  Letter of Credit.........................................  28
         3.36  Materiality..............................................  29
         3.37  Disclosure...............................................  29

     4.  Representations and Warranties of the Buyer....................  29

         4.1   Corporate................................................  29
         4.2   Authorization............................................  29
         4.3   Validity of Contemplated Transactions....................  29
         4.4   No Finder's Fee..........................................  30
         4.5   Available Funds..........................................  30

     5.  Covenants of the Company.......................................  30

         5.1   Interim Conduct of Business..............................  30
         5.2   Fulfillment of Conditions................................  33
         5.3   No Solicitation..........................................  33
         5.4   Shareholder Approval.....................................  33
         5.5   Access to Information....................................  33
         5.6   Disclosure Supplements...................................  34
         5.7   Updated Obligations......................................  34

     6.  Covenants of the Buyer.........................................  34

         6.1   Fulfillment of Conditions................................  34
         6.2   Payments.................................................  34
         6.3   Employee Benefit Matters.................................  35
         6.4   Solvency After the Closing...............................  35

     7.  Conditions Precedent to the Buyer's Obligations................  36

         7.1   Representations True at Closing..........................  36

         7.2   Performance of Covenants.................................  36
         7.3   Litigation Affecting Closing.............................  36
         7.4   Regulatory Compliance and Approvals......................  36
         7.5   Consents.................................................  36
         7.6   Opinion of Company's Counsel.............................  37
         7.7   Shareholder Approval.....................................  37
         7.8   No Material Adverse Change...............................  37
         7.9   Release of Liens.........................................  37
         7.10  Debt Cancellation Acknowledgments........................  37
         7.11  Termination Agreements...................................  37
         7.12  Landlord Estoppel Letters................................  37
         7.13  Franchisee Estoppel Letters..............................  38
         7.14  Due Diligence Review.....................................  38
         7.15  Delivery of Audited Financial Statements.................  38
         7.16  Corporate Documents......................................  38
         7.17  Franchise Matters........................................  38
         7.18  Resignation of Officers and Directors....................  39
         7.19  Letter of Credit.........................................  39
         7.20  Corporate Documents......................................  39

     8.  Conditions Precedent to Obligations of the Company.............  39

         8.1   Representations True at Closing..........................  39
         8.2   Performance of Covenants.................................  39
         8.3   Litigation Affecting Closing.............................  40
         8.4   Regulatory Compliance and Approvals......................  40
         8.5   Consents.................................................  40
         8.6   Opinion of Buyer's Counsel...............................  40
         8.7   Corporate Documents......................................  40

     9.  Termination....................................................  40

         9.1   Termination..............................................  40
         9.2   Effect of Termination....................................  40

    10.  General........................................................  41

         10.1  Nonsurvival..............................................  41
         10.2  Governing Law............................................  41
         10.3  Further Assurances.......................................  41
         10.4  Binding Effect...........................................  41
         10.5  Waiver of Conditions.....................................  41
         10.6  Exhibits.................................................  41
         10.7  Disclosure Schedule......................................  41
         10.8  Specific Performance.....................................  41
         10.9  Public Announcements.....................................  42
         10.10 Expenses.................................................  42

         10.11 Entire Agreement.........................................  42
         10.12 Notices..................................................  42
         10.13 Counterparts.............................................  43
         10.14 Amendment................................................  43

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER is made as of the 13th day of August, 1998, by and among AFC Enterprises, Inc., a Minnesota corporation (the "Buyer"), AFC Franchise Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Acquisition Company"), and Cinnabon International, Inc., a Delaware corporation (the "Company").

                                    Recitals
                                    --------

     The Boards of Directors of the Company, the Buyer and the Acquisition Company have approved a merger (the "Merger") of the Acquisition Company with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"), on the terms and conditions set forth herein. Stockholders representing 85.3% of the voting power of the Company's Common Stock have this day entered into agreements substantially in the form of Exhibit A attached
                                                         ---------
hereto pursuant to which they have agreed to vote in favor of the Merger.

                                  WITNESSETH:
                                  -----------

     In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1.  Definitions
    -----------

     For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

     "Agreement" means this Agreement and Plan of Merger and the exhibits and schedules hereto.

     "Assets" means all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated belonging to the Company or the Subsidiary and whether or not reflected in the Financial Statements of the Company and the Subsidiary.

     "Bakery" means each location owned by the Company or the Subsidiary which sells specialty baked goods.

     "Business" means the existing business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive positions, raw materials and other supplies, and customers and customer relations of the Company and the Subsidiary.

     "Business Condition" means the Business and Assets of the Company and the Subsidiary, taken as a whole.

     "Closing" and "Closing Date" are defined in Section 2.9.

     "Common Stock" means the common stock, $0.01 par value per share, of the Company.

     "Company's knowledge" or words of like import means the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Company and of the Subsidiary, in either case after reasonable investigation and inquiry.

     "Contract" means any written or oral contract, agreement, lease, instrument or other commitment (including Franchise Agreements and Development Agreements) that is binding on any person or its property under applicable law, other than its charter or bylaws.

     "Court Order" means any judgment, decree, injunction, order or ruling of any foreign, federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

     "Effective Time" is defined in Section 2.2.

     "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable Federal or state securities law.

     "Financial Statements" means, collectively, the Audited Financial Statements and the Interim Financial Statements.

     "Holder" is defined in Section 2.11(a).

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Material" or "materially" means material or materially to the Business Condition.

     "Material Consents" is defined in Section 7.5.

     "Merger Consideration" means $0.01 per Share.

     "Options" is defined in Section 2.6(c).

     "Preferred Stock" means the Class A and Class B Preferred Stock, $.01 par value per share, of the Company.

     "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

     "Shares" is defined in Section 2.6(a).

     "Solvent" means, with respect to any person, that the fair saleable value of the property of such person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person as of such date and that, as of such date, such person is able to pay all liabilities of such person as such liabilities mature and does not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such person and its subsidiaries. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Subsidiary" means Cinnabon, Inc., a Washington corporation.

     "Surviving Corporation" is the Company at and after the Effective Time.

     "Taxes" shall mean all Federal, state, local, sales and use and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding or otherwise), including any interest, additions to tax, or penalties applicable thereto.

     "Tax Returns" shall mean all Federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, and any amended Tax Return relating to Taxes.

     "Transactions" means the transactions contemplated by this Agreement.

     "Warrants" is defined in Section 2.6(d).

2.  The Merger.
    ----------

     2.1  The Merger.  Upon the terms and subject to the conditions hereof, and
          ----------
in accordance with the relevant provisions of the DGCL, the Acquisition Company shall be merged with and into the Company on the Closing Date. In connection with the Merger, the Buyer has agreed to make available to the Company and the Subsidiary an aggregate of $67,000,000 to be used to repay the obligations set forth in Section 2.8 hereof, to pay the aggregate Merger Consideration and to pay amounts required under Section 2.6(c), if any. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Cinnabon International, Inc." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Acquisition Company shall cease.

     2.2  Effective Time.  The Merger shall be consummated by filing with the
          --------------
Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit 2.2 (the "Certificate of Merger"), as is required by, and executed in
   -----------
accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the time of such effectiveness being the "Effective Time").

     2.3  Effects of the Merger.  The Merger shall have the effects set forth in
          ---------------------
the DGCL.

     2.4  Certificate of Incorporation and Bylaws.  The Certificate of
          ---------------------------------------
Incorporation, as amended, of the Acquisition Company shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Acquisition Company shall be the Bylaws of the Surviving Corporation.

     2.5  Directors and Officers.  The directors and officers of the Surviving
          ----------------------
Corporation at the Effective Time shall be the directors and officers of the Acquisition Corporation immediately prior to the Effective Time.

     2.6  Conversion of Shares; Options.
          -----------------------------

     (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Shares") (other than Dissenting Shares, as defined in Section 2.10) shall, by virtue of the Merger and without any action on the part of the Holder thereof, be converted into the right to receive a net amount in cash equal to the Merger Consideration. Any shares of Common Stock held in the treasury of the Company or by the Acquisition Company shall be cancelled and retired and no consideration shall be issued in exchange therefor.

     (b) The holders of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive, upon delivery of appropriate documentation reasonably acceptable to Buyer, an amount equal to $0.01 per share of Preferred Stock (which amount shall, in the aggregate, be noted on Schedule 2.8 attached hereto as the "Minimum Preferred Consideration"), plus an additional amount as set forth on Schedule 2.8 attached hereto (the "Preferred Consideration"), which amounts shall be paid to the holders of the Preferred Stock on a pro rata basis, according to the number of shares of Preferred Stock owned by each such holder. The receipt of such amounts by the holders of Preferred Stock shall be in full satisfaction of the amounts due to such holders by the Company. Any shares of Preferred Stock held in the treasury of the Company shall be cancelled and retired and no consideration shall be issued in exchange therefor.

     (c) At the Effective Time, each option to purchase Common Stock which is then outstanding and vested or which may in the future become vested (collectively, the "Options") shall be considered an option to receive the aggregate Merger Consideration into which such Common Stock is converted pursuant to this Agreement, and not an option to receive stock in the Company or the Surviving Corporation. In order to receive such Merger Consideration, any holder of an Option which is vested will be required to exercise such Option in accordance with its terms, including payment of the exercise price therefor. Notwithstanding the foregoing, any holder of an Option who prior to Closing provides the Company with a waiver and release, in form satisfactory to the Company and the Buyer, shall be entitled to receive an amount equal to $0.01 per vested Option, which amount will be payable at the Effective Time from the funds provided by the Buyer pursuant to Section 2.1 hereof. Upon receipt of such consideration, such vested Option shall be cancelled. Any unvested Options shall be cancelled for no additional consideration.

     (d) At the Effective Time, each warrant to purchase Common Stock which is then outstanding (collectively, the "Warrants") shall be cancelled for no additional consideration. The cancellation of a Warrant shall be deemed a release of any and all rights the Holder had or may have had in respect to such Warrant and all other warrants to acquire capital stock of the Company.

     (e) The Merger Consideration and the Preferred Consideration will be payable upon the surrender of the Certificates and receipt of written agreements (in form and substance acceptable to Buyer) releasing the Company and the Subsidiary from liability thereunder, and other documentation as specified in
Section 2.11.

     2.7  Conversion of Acquisition Company Common Stock.  Each share of common
          ----------------------------------------------
stock, par value $.01, of the Acquisition Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     2.8  Repayment of Obligations of Company and Subsidiary.  At the Effective
          --------------------------------------------------
Time and as a condition to the Merger, the Buyer shall satisfy, or shall cause the Company and the Subsidiary to satisfy (solely from the funds provided by the Buyer pursuant to Section 2.1), the obligations of the Company and the Subsidiary set forth on Schedule 2.8 hereto (the "Obligations"). The
                        ------------
Obligations shall be satisfied in the order shown on Schedule 2.8 and in the
                                                     ------------
amounts indicated. To the extent that the funds provided by the Buyer pursuant to Section 2.1 are insufficient to satisfy all of the Obligations, any such unsatisfied Obligations shall be cancelled pursuant to a written cancellation and release agreement to be delivered at the Closing (as defined below), in form and substance satisfactory to Buyer. To the extent that, following the satisfaction of the Obligations in full, a portion of the funds provided by the Buyer pursuant to Section 2.1 remain unused, such amounts shall be added to the Merger Consideration.

     2.9  Closing.
          -------

     (a) On the third business day following the satisfaction or waiver of the conditions specified in Sections 7 and 8 hereof, but in any event not later than September 28, 1998, a closing (the "Closing") will be held at the offices of Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., Atlanta, Georgia (or such other date and place as the parties may agree). The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing, there shall be delivered the documents referred to in Sections 7 and 8.

     (b) Contemporaneously with the Closing, the Surviving Corporation shall deliver to the Delaware Secretary of State a duly executed and verified Certificate of Merger, as required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective upon the terms and subject to the conditions hereof.

     2.10  Dissenting Shares.  Notwithstanding anything in this Agreement to the
           -----------------
contrary, the Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such Holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL; and any such stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration without any interest thereon, pursuant to the terms of Section 2.6. Prior to the Effective Time, the Company will not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by the stockholders owning the Dissenting Shares. At the Effective Time, if any Shares are entitled to become Dissenting Shares, the Company will withhold and place into an escrow account with Hutchins, Wheeler & Dittmar, pursuant to an Escrow Agreement to be in form reasonably satisfactory to Buyer and the Company, an amount equal to $500,000, which funds shall be used to pay any costs and expenses associated with any Dissenting Shares claim. At such time as all Dissenting Shares claims, if any, are resolved, the funds remaining in such escrow account shall be paid to the holders of Obligations that would have been satisfied by such funds at the Effective Time.

     2.11  Exchange of Shares.
           ------------------

     (a) At and after the Effective Time, the Surviving Corporation shall pay to each record holder (a "Holder"), as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock or Preferred Stock (the "Certificates"), upon surrender of such Certificates, by certified or bank check, the amount to be paid with respect thereto pursuant to Section 2.6. All such surrendered Certificates shall be cancelled upon their delivery. All surrendered Certificates shall be accompanied by a duly executed letter of transmittal (a "Letter of Transmittal") which shall specify that delivery shall be effected, and the risk of loss of title to such Certificates shall pass, only upon proper delivery of the Certificates and the Letter of Transmittal to the Surviving Corporation. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration or the Preferred Consideration, as the case may be, as described in Section 2.6. No Merger Consideration is allocable to any Preferred Stock or Warrants.

     (b) No interest will be paid or accrued on the amounts payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the Holder of the Certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Following the Effective Time, until surrendered in accordance with the provisions of this
Section 2.11, each Certificate (other than Certificates evidencing Dissenting Shares) shall represent, for all purposes, only the right to receive the Merger Consideration with respect thereto pursuant to Section 2.6.

     2.12  No Further Transfer of Shares.  From and after the date of this
           -----------------------------
Agreement, the Company shall not recognize any transfers of Common Stock or Preferred Stock on the stock record books of the Company, other than those transfers as to which the Company has been notified in writing as of the date of this Agreement. After the Effective Time, there shall be no transfers of Common Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this
Section 2. At the Effective Time, the stock ledger of the Company shall be closed.

     2.13  Working Capital Adjustment.  Attached hereto as Exhibit 2.13 is a
           --------------------------                      ------------
schedule setting forth the Company's Working Capital (as defined below) as of June 29, 1998 (the "June Working Capital"), including a detailed computation thereof. One (1) business day prior to the Closing Date, the Company and the Buyer shall agree on an estimate of the Company's Working Capital as of the close of business on the Closing Date (the "Closing Working Capital"), which shall be calculated and presented in the same manner as set forth on Exhibit
2.13. There shall be no adjustment to the amount provided by the Buyer pursuant to Section 2.1 hereof if (i) the Closing Working Capital is equal to or greater than the June Working Capital or (ii) the Closing Working Capital is less than the June Working Capital by $200,000 or less. If the Closing Working Capital is less than the June Working Capital by more than $200,000 (the "Deficit"), the funds provided by the Buyer pursuant to Section 2.1 hereof shall be reduced by the amount of the Deficit. For purposes of this Section 2.13, the term "Working Capital" shall mean the Company's current assets minus current liabilities (excluding accrued interest and such other items as shall be set forth on Exhibit 2.13).

     2.14  Purchase Price Adjustment.  The amount of funds provided by the Buyer
           -------------------------
pursuant to Section 2.1 hereof shall be subject to adjustment as set forth in this Section 2.14.

     (a) At the Effective Time, the Company will withhold and place into an escrow account with either Hutchins, Wheeler & Dittmar or Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., pursuant to an Escrow Agreement to be in form reasonably satisfactory to Buyer and the Company, an amount (the "Escrow Amount") to be determined as set forth in the next sentence to effect a purchase price adjustment with respect to the matters set forth in Section 2.14(b) hereof. The Escrow Amount shall be an amount equal to $5.00 multiplied by the number of Options for which the Company has not, as of the Effective Time, received termination agreements pursuant to Section 7.16, provided that the Escrow Amount shall not in any event exceed $500,000.

     (b) For a period of 90 days following the Closing, the Company shall use its commercially reasonable best efforts to obtain termination agreements (as contemplated by Section 7.16 hereof) from holders of Options who did not provide such termination agreements prior to the Closing. At the end of such 90 day period, as compensation for the additional liabilities being assumed by the Buyer, the Buyer shall be entitled to receive from the Escrow Amount an amount equal to $5.00 multiplied by the number of Options for which the Company has not received termination agreements as of such date. Any Escrow Amount remaining in excess of the amounts paid to the Buyer pursuant to the immediately preceding sentence shall be paid to the holders of Obligations that would have been satisfied by such amounts at the Effective Time.

3.   Representations and Warranties of the Company.
     ---------------------------------------------

     The Company represents and warrants to the Buyer and the Acquisition Company as follows, except to the extent specified on Schedule 3 hereto (the "Disclosure Schedule"), and all such representations and warranties shall be true and correct at and as of the Closing Date as though then made:

     3.1  Corporate.  Each of the Company and the Subsidiary is a corporation
          ---------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and it has all necessary power and authority to own, lease and operate its properties and other assets and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Company and the Subsidiary is duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases any real property except as disclosed on the Disclosure Schedule and in every jurisdiction where the failure to so qualify could reasonably be expected to have a material adverse effect on the Business Condition. The Disclosure Schedule contains a complete and current copy of the Certificate of Incorporation and of the Bylaws of each of the Company and the Subsidiary. The Disclosure Schedule lists with respect to the Company and the Subsidiary its name, jurisdiction of incorporation, officers and directors, and states and other jurisdictions in which it is qualified to do business as a foreign corporation.

     3.2  Authorization.  The Company has all necessary corporate power and
          -------------
authority to execute, deliver and perform this Agreement and to perform the Transactions to be performed by it. Such execution, delivery and performance has been or will be duly authorized by all necessary corporate action, including approval by the Board of Directors and stockholders of the Company. This Agreement constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     3.3  Validity of Contemplated Transactions.  Except for the consents
          -------------------------------------
specified in the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the performance of the Transactions to be performed by it will violate, constitute a breach or default (with or without the giving of notice, or lapse of time, or both), require any filing, consent, authorization or approval under or be in conflict with (with or without the giving of notice, or lapse of time, or both) or result in the imposition of any Encumbrance against any property or other asset of the Company or the Subsidiary pursuant to (a) any Regulation or Court Order to which the Company or the Subsidiary or any of their respective properties or assets are subject, (b) the Certificate of Incorporation or Bylaws of the Company or the Subsidiary or (c) any material Contract or other material document to which the Company or the Subsidiary is a party or to which any of their respective properties or other assets may be subject.

     3.4  Capitalization and Stock Ownership.  (a)  The total authorized capital
          ----------------------------------
stock of the Company consists of (i) 18,500,000 shares of Common Stock, par value $0.01 per share, and (ii) 9,000,000 shares of Preferred Stock, $.01 par value per share. As of the date of this Agreement (i) 14,183,851 shares of Common Stock are issued and outstanding, (ii) 9,000,000 shares of Preferred Stock are issued and outstanding, (iii) options (constituting all of the Options) to acquire a total of 752,715 shares of Common Stock are outstanding and (iv) warrants (constituting all of the Warrants) to acquire a total of 851,830 shares of Common Stock are outstanding. Except for the options and warrants identified in clauses (iii) and
(iv) above, there are no, and as of the Effective Time there will not be any, options, warrants, calls, commitments or other rights of any character (including conversion rights) obligating the Company or the Subsidiary to issue, transfer or sell capital stock of the Company or the Subsidiary. The outstanding shares of Common Stock are duly and validly authorized and issued, fully paid, non-assessable and free of pre-emptive rights (other than those contained in the Stockholders Agreement dated as of June 3, 1994 (the "Stockholders Agreement"), a copy of which has been provided to Buyer). The outstanding capital stock of the Company are owned of record by the persons listed in the Disclosure Schedule, in the amounts shown therein. All unvested Options will expire and be of no further force or effect upon the consummation of the Merger. All of the Options are subject to the terms and conditions of the Stockholders Agreement described in Section 3.36 below.

     (b) The total authorized capital stock of the Subsidiary consists of 100 shares of common stock, par value $0.01 per share, and as of the date of this Agreement 100 shares of common stock are issued and outstanding, all of which are owned by the Company. The outstanding shares of the Subsidiary's common stock are duly and validly authorized and issued, fully paid, non-assessable and free of pre-emptive rights.

     3.5  Financial Statements.  The Company has delivered to the Buyer
          --------------------
financial statements of the Company and the Subsidiary consisting of: (i) consolidated balance sheets as of the last day of its fiscal years ending in 1995 through 1996 and the related statements of income, retained earnings, stockholders' equity and changes in financial position or cash flow for the periods then ended, certified by Ernst & Young (the "Audited Financial Statements") and (ii) draft Audited Financial Statements as of the last day of its fiscal years ending in 1997 and 1998 substantially in the form as will be certified by Ernst & Young. The Company has also delivered to the Buyer unaudited consolidated balance sheets and statements of income (the "Interim Financial Statements") as of the quarter ended June 29, 1998 and for the quarterly period then ended. The Audited Financial Statements, the draft Audited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") (a) are true, correct, complete and in accordance with the books and records of the Company and the Subsidiary, (b) have been prepared in conformity with generally accepted accounting principles consistently applied for the respective periods covered thereby and (c) when read together with any related notes thereto, fairly present the financial condition of the Company and the Subsidiary as of such dates and the results of its operations for the periods ended on such dates, subject in the case of Interim Financial Statements to normal year-end audit adjustments and the absence of footnotes. Except to the extent reflected or reserved against or noted in the Company Balance Sheet, neither the Company nor the Subsidiary had, as of such date, any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise which are required to be set forth on the Company Balance Sheet in accordance with generally accepted accounting principles consistently applied, including without limitation tax liabilities, whether incurred in respect to or measured by the Company's or the Subsidiary's income for any period prior to the date of such Company Balance Sheet, or arising out of transactions entered into, or any set of facts existing prior thereto. For purposes of this agreement, the balance sheet of the Company and the Subsidiary as of March 29, 1998 is referred to as the "Company Balance Sheet" and the date thereof is referred to as the "Company Balance Sheet Date".

     3.6  Title to Assets and Related Matters.  Each of the Company and the
          -----------------------------------
Subsidiary has good and marketable title to all of their respective Assets, including the Assets listed on the Company Balance Sheet and the Financial Statements, free and clear of any Encumbrances except those (a) specified in the Disclosure Schedule, (b) arising in connection with secured indebtedness disclosed in the Financial Statements covering the properties and assets described therein, (c) minor matters that, in the aggregate, could not reasonably be expected to have a material adverse effect on the Business Condition, and (d) consisting of liens for taxes not yet due. The property, plant and equipment of the Company and the Subsidiary are, reasonable wear and tear excepted, sufficient to conduct the Business as it has been conducted since January 1, 1998.

     3.7  Permits.  Except as set forth on the Disclosure Schedule, (i) each of
          -------
the Company and the Subsidiary holds all material permits that are required by any governmental entity to permit it to conduct its respective business as now being conducted or presently proposed to be conducted, the failure of which to hold could reasonably be expected to have a material adverse effect on the Business Condition and (ii) all such permits have been validly issued and are in full force and effect and will remain so upon consummation of the Transactions. No suspension, cancellation or termination of any such permit that could reasonably be expected to have a material adverse effect upon the Business Condition is, to the knowledge of the Company, threatened or imminent.

     3.8  Real Property.
          -------------

     (a) Leased Property.  The Disclosure Schedule describes all real estate
         ---------------
used in the operation of the Business as well as any other real estate that is in the possession of or leased by the Company or the Subsidiary (as tenant or sub-lessor) (collectively, the "Real Property"). Neither the Company nor the Subsidiary owns any real estate. All leasehold properties held by the Company or the Subsidiary as lessee are held under valid, binding and enforceable leases, true and correct copies of which have been delivered to the Buyer. Except as set forth on the Disclosure Schedule, no consents, approvals or other actions are required to maintain each of the leases existing at the Effective Time in full force and effect after the Effective Time. The Disclosure Schedule contains a true and correct description of each lease (including any amendment thereto) to which the Company or the Subsidiary is a party, together with a list of all current rent obligations payable thereunder, and each of the leases disclosed on the Disclosure Schedule is in full force and effect and there are no existing defaults or events of default on the part of the Company or the Subsidiary or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have an adverse effect on the Business Condition. There are no material monetary obligations to any lessor including, without limitation, any damage to such Real

Property or improvements occurring prior to the Closing Date, other than the rent obligations set forth on the Disclosure Schedule. Except as disclosed on the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions shall constitute a default under any of the leases. Except as disclosed on the Disclosure Schedule, no consent of any landlord under the leases is required as a result of the execution of this Agreement or the consummation of the transactions contemplated herein. Except as indicated on the Disclosure Schedule, all improvements on any Real Property are in compliance with all building ordinances and health and safety ordinances, except where the failure so to comply would not have a material adverse effect on the Business Condition. To the Company's knowledge, the Real Property is zoned for the purposes for which it is presently being used.

     (b) Terminated Leases.  The Disclosure Schedule describes all leases to
         -----------------
which the Company or the Subsidiary were parties which have been terminated within the last 12 months. Except as set forth on the Disclosure Schedule, neither the Company nor the Subsidiary has any liability with respect to any terminated lease whether or not such terminated lease is set forth on the Disclosure Schedule.

     (c) Violations.  Neither the Company nor the Subsidiary has received
         ----------
written notice from any governmental body that the Real Property or any improvements situated thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property, which violation could reasonably be expected to have a material adverse effect upon the Business Condition, and, to the Company's knowledge, no conditions exist that are likely to give rise to any such notice.

     (d) Environmental.  (i) Neither the Company nor the Subsidiary is in
         -------------
Violation of any Regulation relating to pollution or protection of human health or the environment including, without limitation, Regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos or asbestos-containing materials, or polychlorinated biphenyls ("Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "Environmental Laws") which could reasonably be expected to have a material adverse effect upon the Business Condition. "Violation" includes, but is not limited to, noncompliance with any permit or other governmental authorization required under applicable Environmental Laws and noncompliance with the terms and conditions of any such permit or authorization.

     (ii) Neither the Company nor the Subsidiary has received any communication alleging that it is or may be liable or is not in full compliance with any Environmental Laws or permit or authorization required under applicable Environmental Laws where such failure to comply fully could reasonably be expected to have a material adverse effect on the Business Condition and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in the future.

     (iii) To the Company's knowledge, there is no claim, action, cause of action, investigation or notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the presence in or release into the environment of any Materials of Environmental Concern at any location owned, leased or operated, now or in the past, by the Company or the Subsidiary or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law (collectively, "Environmental Claims") pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary.

     3.9  Accounts Receivable.  The accounts receivable of the Company and the
          -------------------
Subsidiary are bona fide accounts receivable created in the ordinary course of business and are not subject to any right of set-off. All accounts receivable of the Company and the Subsidiary (other than those which have arisen since the Company Balance Sheet Date) are accurately reflected on the Company Balance Sheet.

     3.10  Inventory.  The inventory of the Company and the Subsidiary consists,
           ---------
in all material respects, of items of quality and quantity usable and saleable in the ordinary course of business, except for items that are obsolete, discontinued, returned, damaged or of below-standard quality or merchantability that for purposes of the Company Balance Sheet and the more recent Financial Statements have been written down to the bona fide selling price less cost of disposition, or for which adequate reserves have been provided.

     3.11  Absence of Undisclosed Liabilities.  There are no liabilities or
           ----------------------------------
other obligations of the Company or the Subsidiary (whether absolute, accrued, contingent or otherwise and whether or not due) required to be shown in the Financial Statements in accordance with generally accepted accounting principles and not shown except (i) to the extent reflected in the Company Balance Sheet and the notes and schedules thereto, (ii) those liabilities described in this Agreement, (iii) those liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, (iv) those liabilities not required under generally accepted accounting principles to be reflected in the Financial Statements and (v) as of the Closing Date, those liabilities arising from actions that shall not have violated Section 5.1.

     3.12  Taxes.
           -----

     (a) Each of the Company and the Subsidiary has duly and timely filed all Tax Returns required to be filed by it. The Company and the Subsidiary have provided to the Buyer copies of all Federal, state, local and foreign tax returns filed on behalf of the Company and the Subsidiary for all taxable periods ending on or after December 31, 1995. All such Tax Returns are true, correct, and complete in all material respects and each of the Company and the Subsidiary has paid all Taxes required to be paid by it in respect of the periods covered by such Tax Returns and has made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of all periods since the periods covered by such Tax Returns. Neither the Company nor the Subsidiary will have any liability for Taxes in excess of the amounts so paid or provision made and reflected in the Financial Statements for the periods covered by the Financial

Statements and after taking into account any reduction of tax liabilities in certain states that may result from an increase in tax liabilities in the other states. None of the Tax Returns of the Company or the Subsidiary for any of the taxable years up to and including the fiscal year ended March 29, 1998 have been examined by the Internal Revenue Service ("IRS") or any state, local or foreign tax authority, except those for which the applicable limitations period has expired, and neither the Company nor the Subsidiary has agreed to extend the time or to waive the applicable limitations period for the assessment of any deficiency or adjustment related to Taxes. There are no Tax liens on any of the Assets, except for liens for Taxes not yet due or payable or for Taxes which are being contested in good faith in appropriate proceedings.

     (b) The Company and the Subsidiary have withheld and paid over amounts from its employees and other persons required to be withheld and paid over under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws.

     (c) The Company has not, with regard to any assets or property held, acquired or to be acquired by the Company, filed a consent to the application of
Section 341(f) of the Code.

     (d) Neither the Company nor the Subsidiary is or has ever been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and none of them has any liability for Taxes of any person (other than the Company and the Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). Neither the Company nor the Subsidiary has been a member of an affiliated group filing consolidated federal income tax returns the common parent of which was not the Company.

     (e) The unpaid taxes of the Company and the Subsidiary do not, as of the most recent month end prior to the date hereof, and will not, as of the most recent month end prior to the Closing Date, exceed the reserve for taxes (exclusive of any reserve for deferred taxes) established to reflect differences between book and taxable income as reflected on the Company Balance Sheet.

     3.13  Equipment.  The Disclosures Schedule sets forth a brief description
           ---------
of each item of machinery or equipment typically owned or leased by the Company or the Subsidiary and used or held for use in the Bakeries with an original book basis, in the case of owned equipment, in excess of $5,000, indicating the typical budgeted cost of each such item when purchased new, and in the case of leased equipment with an annual lease obligation in excess of $1,000, the remaining term of the lease, any lease escalations and any renewal or purchase options. Except as set forth on the Disclosure Schedule, each Bakery has all of the machinery and equipment referenced in this Section 3.13. All such machinery and equipment is in good repair in all material respects and is fit for the purpose for which it is used or intended, normal wear and tear excepted.

     3.14  ERISA.
           -----

     (a) To the Company's knowledge and except as disclosed in the Disclosure Schedule, neither the Company, the Subsidiary nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") is a party to or obligated under any "employee benefit plans" as defined in Section 3(3) of ERISA, or under any other plan, program, trust, contract, agreement or arrangement, either oral or written, for the benefit of its present or past employees, whether a single employer or multi-employer plan, and including welfare, fringe benefit, pension, profit sharing, retirement and other deferred compensation plans ("Benefit Plans" or "Plans"). To the Company's knowledge and except as disclosed in the Disclosure Schedule, all Benefit Plans and all trusts and contracts relating thereto conform to and are being administered and operated in compliance, in all material respects, with the requirements of ERISA (including, but not limited to, those relating to health plans) and, where applicable, Sections 401 and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company, the Subsidiary and each ERISA Affiliate has made or accrued on its balance sheet all required contributions under the Benefit Plans due or earned by participants prior to the Closing Date, and such Plans have been administered and operated in accordance with the material terms thereof. There are no pending or, to the Company's knowledge, threatened claims by or on behalf of such Plans or by or on behalf of any individual participants or beneficiaries of such Plans alleging a breach or breaches of fiduciary duty on the part of the Company, the Subsidiary, any ERISA Affiliate or any of their officers, directors or employees under ERISA or any other law, or claiming benefit payments other than those made in the ordinary operation of such Plans. Except as set forth on the Disclosure Schedule, there have been no denied claims under any Plans during the three year period prior to the date hereof. To the Company's knowledge and except as disclosed in the Disclosure Schedule, the Benefit Plans are not, and have not been, the subject of any investigation, audit or action by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation as to which the Company or the Subsidiary has received written notice. To the Company's knowledge, there have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Benefit Plans, that are likely to subject the Company or the Subsidiary to the penalty or tax imposed under Section 4975 of the Code or Section 502(i) of ERISA. To the Company's knowledge, there has been no action or failure to act by the Company, the Subsidiary or any ERISA Affiliate that is likely to subject the Company or the Subsidiary to any material penalty or tax imposed under Section 4980B of the Code or Section 601 of ERISA.

     (b) To the Company's knowledge, no liability under Title IV of ERISA has been incurred by the Company, the Subsidiary or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, the Subsidiary or an ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or an ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the Company's most recent fiscal year.

     (c) With respect to each of the Plans that is subject to Title IV of ERISA (other than a Plan that is a multiemployer plan), the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for plan termination purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits.

     (d) No amounts payable under the Plans or any other agreement or arrangement to which the Company, the Subsidiary or any ERISA Affiliate is a party will, to the Company's knowledge, as a result of the Transactions contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

     (e) With respect to any multi-employer plan (within the meaning of Section 3(37) of ERISA) to which the Company, the Subsidiary or any ERISA Affiliate contributes: (i) the Company, the Subsidiary and each ERISA Affiliate has or will have, as of the Closing Date, made or accrued all contributions due to each such multi-employer plan required by the terms of such multi-employer plan or any collective bargaining agreement; (ii) neither the Company, the Subsidiary nor any ERISA Affiliate has incurred any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA, as of the Closing Date, nor has the Company or the Subsidiary engaged in a complete or partial withdrawal (as defined in ERISA Sections 4203 and 4205, respectively) from any such multi-employer plan; and
(iii) the Company has delivered to the Buyer current, accurate and complete copies of all such multi-employer plans to which the Company, the Subsidiary or any ERISA Affiliate contributes and of all collective bargaining agreements requiring contributions to be made to any such multi-employer plan. Neither the Company nor the Subsidiary has ever been a contributor to a multi-employer plan.

     (f) As of March 31, 1998, the Company, the Subsidiary and each ERISA Affiliate had no outstanding obligations with respect to post-retirement health and medical benefits for retired employees. To the Company's knowledge, as of the Effective Time, neither the Company, the Subsidiary nor any ERISA Affiliate will have any outstanding obligations with respect to post-retirement health and medical benefits for retired employees.

     (g) The Company has delivered to Buyer:

         (i) copies of all Benefit Plans, related trust agreements or other funding vehicles and all amendments thereto,

        (ii) copies of all summary plan descriptions relating to the Benefit Plans and any other material communications relating to such plans,

       (iii) a copy of the most recent favorable determination letter from the IRS regarding any Benefit Plan, and

        (iv) a copy of the actuarial reports and Annual Information Returns (Form 5500 Series), if any, for all Benefit Plans with respect to the last 3 years.

     3.15  Subsidiaries.  Other than the Subsidiary, the Company does not own
           ------------
directly or indirectly, any interest or investment (whether equity or debt) in any corporation partnership, business, trust, joint venture or other legal entity.

     3.16  Compliance with Courts Orders and Regulations.  Neither the Company
           ---------------------------------------------
nor the Subsidiary is in violation of any Court Order or any Regulation, and neither the Assets nor the Business have been used or operated by the Company or the Subsidiary in violation of any Court Order or any Regulation, the violation of which could reasonably be expected to have a material adverse effect on the Business Condition. Except as set forth on the Disclosure Schedule, neither the Company nor the Subsidiary has received notice that any investigation or review by any governmental entity with respect to the Company or the Subsidiary is pending or that any such investigation or review is contemplated.

     3.17  Legal Proceedings.  Except as disclosed on the Disclosure Schedule,
           -----------------
there is no civil, criminal or administrative action, lawsuit, arbitration or other legal proceeding or governmental investigation that is pending or, to the Company's knowledge, threatened against the Company or the Subsidiary.

     3.18  Contracts and Commitments.
           -------------------------

     (a) The Disclosure Schedule lists (and the Company has provided true and correct copies to the Buyer of) each of the following items to which either the Company or the Subsidiary is a party or to which any of their properties or other assets are subject, except for any Contracts that may be terminated without liability or penalty on not more than 30 days' notice and any Contracts under which the executory obligation of the Company or the Subsidiary involves an individual amount of less than $10,000 (unless a different amount is specified below):

         (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultants;

        (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, in excess of $20,000 in any individual case;

       (iii) Contracts to sell or supply products or to perform services, in excess of $10,000 in any individual case;

        (iv) notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money, agreements or arrangements for a line of credit or guarantee, pledge or undertaking in any manner (including guarantees of lease obligations) whatsoever of the indebtedness of any other person or entity;

         (v) Contracts limiting or restraining the Company or the Subsidiary from engaging or competing in any line of business or any geographical area;

        (vi) Contracts relating to any material license, franchise or distributorship, or copyright, or to any ideas, technical assistance or other know-how of or used by the Company or the Subsidiary;

       (vii) Collective bargaining agreements or other contracts with labor unions;

      (viii) Agreements relating to severance arrangements, retirement benefits, deferred compensation or termination of employment; and

        (ix) Contracts not made in the ordinary course of business that individually involve the payment or receipt of more than $10,000.

     (b) Neither the Company, the Subsidiary nor, to the Company's knowledge, any other party is in default under, nor to the Company's knowledge, has any event occurred that (with or without the giving of notice or lapse of time, or both) would constitute a default under any of the Contracts, which default could reasonably be expected to have a material adverse effect on the Business Condition. Neither the Company nor the Subsidiary has received any communication from, or given any communication to, any other party indicating that the Company, the Subsidiary or such other party, as the case may be, is currently or by the lapse of time will be in default under any Contract, which default could reasonably be expected to have a material adverse effect on the Business Condition.

     3.19  Insurance.  The Company and the Subsidiary are, and at all times
           ---------
during the past two years have been, insured with reputable insurers in amounts and against all risks normally insured against by companies in similar lines of business and of similar size. The Disclosure Schedule lists all policies or binders of insurance currently held by or on behalf of the Company and the Subsidiary or relating to the Business or any of the Assets, including, but not limited to, policies of life and other similar forms of insurance held by the Company and the Subsidiary, or with respect to which the Company or the Subsidiary directly or indirectly pays all or part of the premium. The policies and binders listed in the Disclosure Schedule are valid and in full force and effect and will continue in full force and effect after the Effective Time. Neither the Company nor the Subsidiary is in default under any such policy or binder. Neither the Company nor the Subsidiary has failed to give any required notice or to present any material information under any such policy or binder in a timely fashion.

     3.20  Employee Relationships.  Neither the Company nor the Subsidiary is
           ----------------------
(a) a party to, involved in or, to the knowledge of the Company, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and neither the Company nor the Subsidiary has experienced any work stoppage during the last two years. Neither the Company nor the Subsidiary is subject to any order, decree or award requiring the payment by it to any employee, former employee or labor organization of any back wages or other money damages in a material amount for any reason whatsoever.

     3.21  Intellectual Property.
           ----------------------

     (a) Included in the Disclosure Schedule is a true, correct and complete list of all U.S. and Foreign trade names, trademarks, service marks, logos, slogans, Internet domain names and assumed names currently used in the conduct and operation of the Business as it is currently being conducted and operated (collectively the "Marks") and all U.S. and foreign trademark and service mark registrations and applications for registration (collectively, the "Trademark Registration Rights") with respect thereto, including (i) the jurisdictions, if any, by or in which such Marks are registered or for which an application has been filed, (ii) the registration or application numbers, (iii) the dates of any such registration or application and (iv) the dates that any affidavits of use or renewals have been or are required to be filed.

     (b) Included in the Disclosure Schedule is a true, correct and complete list of all U.S. and foreign copyright registrations and applications for registration of the Company and the Subsidiary (collectively, the "Copyright Registration Rights") pertaining to the materials in which the Company or the Subsidiary claim a copyright currently being used for the conduct of the Business as it is currently being conducted (the "Copyrights"), together with
(i) the jurisdictions, if any, by or in which such Copyrights are registered or for which an application has been filed, (ii) the registration or application numbers and (iii) the dates of any such registrations or applications.

     (c) Included in the Disclosure Schedule is a true, correct and complete list by name or other commonly-used description, of all U.S. and foreign patents and patent applications currently being used for the conduct and operation of the Business as it is currently being conducted and operated (collectively the "Patents"), together with the number and date of issuance of any patents and the application number and filing date of any application for a patent. The Disclosure Schedule also contains a true, correct and complete list of all of the Company's training manuals, trade secrets, formulae, recipes, unique sources of supply and sources not generally known which are currently being used for the conduct and operation of the Business as it is currently being conducted and operated.

     (d) The Marks, the Trademark Registration Rights, the Copyrights, the Copyright Registration Rights and the Patents (collectively the "Intellectual Property"), together with training manuals, formulae, recipes and other trade secrets currently being used for the conduct and operation of the Business as it is currently being conducted and operated (collectively, the "Trade Secrets") and the elements of the trade dress currently being used in the conduct and operation of the Business as it is currently being conducted and operated (collectively, the "Trade Dress") shall be collectively referred to as the "Proprietary Rights." Except as otherwise described in the Disclosure Schedule, the Company or the Subsidiary is the sole and exclusive owner of the Proprietary Rights, free and clear of all liens, claims and encumbrances. Except for the rights granted to franchisees or developers in the franchise agreements and development agreements and as otherwise described in the Disclosure Schedule, the Company and the Subsidiary have sole and exclusive rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of, license and transfer the Proprietary Rights; have not granted any options or licenses or entered into any agreements of any kind relating to the Proprietary Rights or the marketing and distribution thereof; and the Merger, as contemplated herein, will not result, directly or indirectly, in the loss or impairment, in whole or in part, of any Proprietary Right. All registrations and applications relating to the Proprietary Rights are standing in the name of the Company or the Subsidiary.

     (e) Except as described in the Disclosure Schedule, neither the Company nor the Subsidiary has, as of and since the date upon which it acquired the Proprietary Rights, (i) filed or authorized the filing with the Assignment Division of the United States Patent and Trademark Office (the "PTO"), United States Copyright Office or similar foreign office of any lien, security interest or encumbrance against any registration, patent or application identified in the Disclosure Schedule; (ii) authorized or filed any lien relating to Proprietary Rights under the UCC or any similar foreign statute; (iii) entered into any license, franchise or other agreement with respect to any of the Proprietary Rights with any third person (except for the franchise agreements and the Development Agreements listed on the Disclosure Schedule); (iv) otherwise transferred, conveyed, sold, assigned, pledged, mortgaged, granted a security interest in or encumbered any of the Proprietary Rights or (v) entered into any settlement consent, covenant not to sue or similar agreement with respect to any Proprietary Right.

     (f) Except as described in the Disclosure Schedule, neither the Company nor the Subsidiary has received any written notice to the effect that the Company and/or the Subsidiary are not the sole owners of or do not have the sole and exclusive right to use (except as otherwise provided in the franchise agreements) the Proprietary Rights.

     (g) All registrations and applications for the Intellectual Property are subsisting and in good standing, the Proprietary Rights are valid and enforceable and, to the knowledge of the Company, no act or omission has occurred which would adversely affect the validity or enforceability of any Proprietary Right. Except as described in the Disclosure

Schedule, the Company and the Subsidiary have obtained confidentiality and nondisclosure agreements to protect the secrecy of all Proprietary Rights which are considered to be confidential information or trade secrets where the failure to obtain such agreements would have a material adverse effect on the Proprietary Rights.

     (h) To the knowledge of the Company, neither the conduct of the Business nor the operation of the Bakeries or franchise system, nor the use of the Proprietary Rights infringes upon, dilutes or constitutes an unauthorized use of any proprietary rights owned or controlled by any third party. Except as set forth on the Disclosure Schedule, there is no written claim, suit, action or proceeding (a "Proprietary Right Claim") pending or threatened against the Company, the Subsidiary or any franchisees alleging that use of the Proprietary Rights by the Company, the Subsidiary or the franchisees infringes upon, dilutes or constitutes an unauthorized use of the proprietary rights of any third person, or alleging that the Company, the Subsidiary and/or the franchisees do not have the valid right to use any Proprietary Right. The Disclosure Schedule lists each Proprietary Right Claim pending or threatened against the Company, the Subsidiary or any franchisee, together with (i) the identity of the Proprietary Right alleged to be infringing; (ii) the basis for such claim, including the right alleged to be infringed; (iii) the name of the party by whom such Proprietary Right Claim has been made; and (iv) if applicable, the jurisdiction, court or agency before which the Proprietary Right Claim has been commenced and the number assigned to such proceeding.

     (i) Except as described in the Disclosure Schedule, to the knowledge of the Company, there are no existing infringements, dilutions or unauthorized uses by any third party of any of the Proprietary Rights, and neither the Company nor the Subsidiary has any written claim outstanding with respect to prior infringements, dilutions or unauthorized uses. The Disclosure Schedule lists each such Proprietary Right Claim against any third party pending or threatened by the Company or the Subsidiary, together with (i) the identity of the Proprietary Right alleged to be infringed; (ii) the basis for such claim, including the right alleged to be infringed; (iii) the name of the party against whom such Proprietary Right Claim has been made; and (iv) if applicable, the jurisdiction, court or agency before which such Proprietary Right Claim has been commenced and the number assigned to such proceeding.

     (j) There are no breaches or defaults on the part of the Company or the Subsidiary under agreements which are included in the Proprietary Rights, including any license agreements permitting the use of the Proprietary Rights by third parties, and all such agreements constitute valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. The consummation of the transactions contemplated by this Agreement will not constitute a breach or default or event which, with notice, lapse of time, or both, would constitute a default or an event of default under any agreement included within or relating to any of the Proprietary Rights.

     (k) The Company and the Subsidiary currently license or own, and, in either case have the legal right to use, all computer software that is material to the conduct of the

Business and the operation of the units and the franchise system and all such computer software is being so used in material compliance with any applicable licenses.

     (l) Except as described in the Disclosure Schedule, no former or current officer, employee or agent has asserted in writing any claim against the Company or the Subsidiary in connection with such person's involvement in the conception and development of any Proprietary Rights. None of the current officers or employees of the Company or the Subsidiary have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or the Subsidiary in connection with the conduct of the Business or the operation of the units and the franchise system, which patents or applications have not been assigned to the Company or the applicable Subsidiary, with such assignments duly recorded in the PTO.

     (m) All franchise agreements and all license agreements granting the right to use the Proprietary Rights to third parties give the Company or the Subsidiary as franchisor (the "Franchisor") or licensor and its successors and assigns the rights to control the quality of products and services sold under the Marks described under the franchise agreements or license agreements, as the case may be.

     3.22  Absence of Certain Changes.  Since the Company Balance Sheet Date,
           --------------------------
the Company and the Subsidiary have conducted the Business in the ordinary course and consistent with prior practice (except as of the Closing Date for actions that shall not have violated Section 5.1 or 5.3) and except as set forth on the Disclosure Schedule there has not been with respect to the Company or the
Subsidiary:

     (a) any material adverse change in the Business Condition;

     (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

     (c) any increase in the compensation payable or to become payable by the Company or the Subsidiary to any director, officer, employee or agent of the Company or the Subsidiary, except for merit and seniority increases made in the ordinary course of business not exceeding $5,000 per director, officer, employee or agent;

     (d) any waiver or release of any claim or right of the Company or the Subsidiary or cancellation of any debt held by the Company or the Subsidiary;

     (e) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of the Company or the Subsidiary; or

     (f) any material change in the accounting methods or practices of the Company or the Subsidiary or any change in depreciation or amortization policies or rates theretofore adopted by the Company or the Subsidiary.

     3.23  Premises.
           --------

     (a) Except as set forth on the Disclosure Schedule, all utilities and major service systems (including, without limitation, electrical, sanitary and sewage, HVAC, air filtering, refrigeration and water supply) necessary for the operation of the Bakeries and the Business are in good working order and are adequate for the present needs of the Bakeries and the Business, except where the failure of such systems would not have a material adverse effect on the business conducted at such location. To the knowledge of the Company, there are no facts or circumstances which will result in the termination of the present access from the location of any Bakery to utility services or existing streets, highways and roads adjoining such Bakery.

     (b) The use, occupancy, operation and condition of all of the Premises comply with all applicable covenants, conditions, restrictions and contracts and any applicable health, safety, environmental and other Regulations to which they are subject, except where the failure so to comply would not have a material adverse effect on the business conducted at such location. All applicable permits, licenses and other evidences of compliance which are or were required to be obtained in connection with the construction of the improvements on the Bakeries and the occupancy, condition, operation and use thereof have been obtained and complied with, except where the failure so to comply would not have a material adverse effect on the business conducted at such location. Except as described on the Disclosure Schedule, neither the Company nor the Subsidiary has received any Health Department or other governmental citation with respect to any Bakery, manufacturing facility or any other aspect of the Business, which has not been cured, except where the failure so to cure would not have a material adverse effect on the business conducted at such location.

     (c) Neither the Company nor the Subsidiary has knowledge, or has received written notice, that any of the Bakeries are or will be subjected to or affected by (i) any special assessments, whether or not presently a lien thereon, or (ii) any condemnation, eminent domain or similar proceedings.

     3.24  Franchise, License and Development Agreements.
           ---------------------------------------------

     (a) The Disclosure Schedule sets forth a true and complete list of, and the Company has provided the Buyer with a copy of, all documents that are currently in the Company's possession within each of the following categories:

         (i) each franchise and license agreement for the Marks, currently in effect as of the date of this Agreement, and any written amendments or modifications thereto, pursuant to which the Company or the Subsidiary has granted to third parties ("Franchisees" or "Licensees") the right to operate Bakeries or restaurants ("Franchised Bakeries") or to use any components of either the franchise system (the "System") or the Marks;

        (ii) each development agreement for Franchised Bakeries, currently in effect as of the date of this Agreement, and any written amendments or modifications thereto;

       (iii) each notice of default sent to a Franchisee or Licensee by the Company or the Subsidiary within the two year period prior to the date of this Agreement pursuant to a franchise, license or development agreement that is in effect as of the date of this Agreement and any subsequent correspondence between the Company or the Subsidiary and the Franchisee or Licensee relating to that notice of default; and

        (iv) each letter or other correspondence to the Company or the Subsidiary within the two year period prior to the date of this Agreement from a Franchisee or Licensee whose franchise or license agreement is in effect as of the date of this Agreement alleging a material default of the applicable franchise or license agreement by the Company or the Subsidiary.

     (b) The Disclosure Schedule sets forth a true and complete list of, and the Company has provided the Buyer with copies of, the following documents:

         (i) each franchise, license or development agreement, to the Company's knowledge after reasonable inquiry, for which a default exists and has not been cured, the details of such default, the date and details of each default and/or termination notice, if any, sent to such Franchisee or Licensee, and the current status of each such default notice;

        (ii) each current material default by the Company or the Subsidiary with regard to any franchise, license or development agreement that currently is in effect as of the date of this Agreement and the details of that default;

       (iii) each material oral franchise, license or development agreement entered into by the Company or the Subsidiary that currently is in effect as of the date of this Agreement and pursuant to which a Franchisee or Licensee currently is operating a Franchised Bakery;

        (iv) each oral modification, approved by the Company or the Subsidiary, to a written franchise, license or development agreement that currently is in effect as of the date of this Agreement; and

         (v) each terminated or expired franchise agreement, license agreement and/or development agreement, and with respect to each such agreement, a list of all locations at which former Franchisees or Licensees continue to use the Marks or other significant elements of the System, other than minor non-material elements of trade dress.

     (c) With respect to each franchise, license and development agreement, the Disclosure Schedule sets forth a true and complete list of:

         (i) the initial license or development fee paid to the Company or the Subsidiary by each Franchisee or Licensee during the past five years;

        (ii) the total amount claimed by the Franchisee or Licensee as Gross Sales or Revenues for the 12 month period ending March 29, 1998; and

       (iii) the total amount paid to the Company or the Subsidiary by the Franchisee or Licensee as royalties for the 12 month period ending March 29, 1998.

     3.25  Advertising.
           -----------

     (a) The Disclosure Schedule sets forth each written complaint or claim made to the Company or the Subsidiary by a current Franchisee or Licensee regarding the Company's application of rebates, marketing and advertising allowances received by the Company or the Subsidiary from suppliers, vendors or other persons (collectively, "Suppliers") since January 1, 1996.

     (b) The Disclosure Schedule sets forth a true and complete list of:

         (i) the asset or liability amount constituting the advertising fund as of March 29, 1998;

        (ii) the aggregate of all rebates, marketing and advertising allowances received by the Company or the Subsidiary from Suppliers within the past five (5) year period prior to the date of this Agreement, that were contributed to the advertising fund by the Company or the Subsidiary as of the date of this Agreement; and

       (iii) a correct and complete list of all advertising cooperatives established by the Company, the Subsidiary and/or any Franchisee or Licensee with respect to the Business, and the addresses and owners of the Franchised Bakeries that participate in each such cooperative currently in existence.

     (c) For a period of five (5) years prior to the date of this Agreement, no monies, other than Franchisees' or Licensees' and the Company's and the Subsidiary's, if applicable, contributions to the advertising funds and Supplier rebates, marketing and advertising allowances, have been credited as income of the advertising funds.

     (d) The Disclosure Schedule sets forth, for each franchise, license and development agreement, a true and complete list of the total amounts paid to the Company or the Subsidiary by each Franchisee or Licensee as advertising fees for the 12 month period ending March 29, 1998.

     (e) Except as set forth on the Disclosure Schedule, to the knowledge of the Company, the advertising fund has been operated in substantial compliance with all applicable franchise, license and development agreements between the Company or the Subsidiary and any Franchisee or Licensee.

     3.26  Franchise Registration/UFOC.
           ---------------------------

     (a) The Disclosure Schedule sets forth, and the Company has provided the Buyer with a copy of, all documents that are currently in the Company's possession within each of the following categories:

         (i) each letter or other correspondence from federal and/or state franchise examiners received by the Company or the Subsidiary since January 1, 1996 relating to franchise or license agreements currently in effect as of the date of this Agreement;

        (ii) each letter or other correspondence from state franchise examiners received by the Company or the Subsidiary since January 1, 1996 relating to the franchise registration status of the Company or the Subsidiary in that jurisdiction;

       (iii) each letter or other correspondence from state franchise examiners received by the Company or the Subsidiary since January 1, 1996 relating to the Company or the Subsidiary's exemption from the registration provisions of such jurisdiction's franchise registration law;

        (iv) each franchise offering circular provided to a Franchisee or Licensee or registered with any jurisdiction since January 1, 1996;

         (v) each acknowledgment of receipt of a franchise offering circular that relates to a franchise, license or development agreement that currently is in effect as of the date of this Agreement; and

        (vi) each franchise offering circular, if any currently being used by the Company or the Subsidiary in connection with offers to sell and sales of franchises for Franchised Bakeries.

     (b) The Disclosure Schedule sets forth a complete list of the states in which the Company or the Subsidiary's franchise offering currently is registered.

     (c) Except as set forth on the Disclosure Schedule, to the knowledge of the Company (which in addition to the persons identified in Section 1 above, solely for the purpose of this Section 3.26(c), includes the actual knowledge of the General Counsel of the Company and the Subsidiary, after reasonable inquiry),
(i) each offer or sale of a franchise by the Subsidiary was made in substantial compliance with applicable franchise laws and (ii) since such offer or sales, neither the Company nor the Subsidiary has violated any applicable franchise relationship or termination laws with respect to such franchises.

     3.27  [Intentionally Omitted].

     3.28  [Intentionally Omitted].

     3.29  Employees and Labor Matters.
           ---------------------------

     (a) Attached to the Disclosure Schedule is a list of (i) all employees (part-time and full-time) of the Company and the Subsidiary who currently have annualized compensation of greater than $75,000; (ii) the rate of compensation payable to each such employee; and (iii) the accrued vacation pay and other benefits payable by the Company or the Subsidiary to each employee listed thereon. Since March 31, 1998, neither the Company nor any Subsidiary has made any promise or commitment, whether oral or in writing, to increase any employee's compensation (other than in connection with regular salary reviews), grant severance pay or grant any bonus to any employee. Except as otherwise described in the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or has any obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of its employees. Neither the Company nor the Subsidiary is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees. To the knowledge of the Company, there is not now any formal organization activity among any of the employees of the Company or any Subsidiary, nor has the Company or any Subsidiary been charged with, or received notice of any threatened action with respect to, any unfair labor practice.

     (b) The Company and the Subsidiary have complied with all applicable Regulations concerning the employer/employee relationship and with all of their respective agreements relating to the employment of their employees, including without limitation provisions thereof relating to wages, bonuses, hours of work and payment of Social Security and other withholding taxes, except where the failure so to comply would not have a material adverse effect on the Business Condition. Except as disclosed on the Disclosure Schedule and such amounts owing for the current pay period in the ordinary course of business, neither the Company nor the Subsidiary is liable for any unpaid wages, bonuses or commissions, or any tax, penalty, assessment or forfeiture, for failure to comply with any of the foregoing.

     3.30  Products Liability and Warranties.  There are no product liability,
           ---------------------------------
warranty claims or other claims existing or, to the knowledge of the Company, threatened in writing against the Company or the Subsidiary which relate to the products or services sold or distributed by the Company, the Subsidiary or any Franchisee.

     3.31  Suppliers.  The Disclosure Schedule sets forth a true, correct and
           ---------
complete list of each Supplier who has furnished inventory or other merchandise to the Company or the Subsidiary at any time since January 1, 1998 in excess of $200,000 per year. Except as set forth on the Disclosure Schedule, no Supplier is a sole source of supply of any good or service used by the Company or the Subsidiary. None of the Suppliers has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate its relationship with the Company or the Subsidiary. No Supplier has notified the Company or the Subsidiary of its intention to decrease or materially limit the services, supplies or materials sold or furnished to the Company or the Subsidiary where such action would have a material adverse effect on the Business Condition.

     3.32  No Finder's Fee.  Except as set forth on the Disclosure Schedule, no
           ---------------
person, corporation, partnership or firm retained by the Company or the Subsidiary is entitled to any commission or finder's or similar fee in connection with the Transactions.

     3.33  Accounts Payable.  Except as set forth on the Disclosure Schedule,
           ----------------
all accounts payable of each of the Company and the Subsidiary are currently within their respective terms or understandings and are not in default or otherwise past due.

     3.34  Obligations.  Schedule 2.8 is a true, complete and correct list of
           -----------
all of the Obligations of the Company and the Subsidiary. For purposes hereof, the term "Obligations" shall mean all liabilities and obligations for borrowed or invested money (including accrued interest thereon) of the Company and the Subsidiary (including all long-term and current portions of any debt, all Preferred Stock (together with all accrued and unpaid dividends thereon) and all related party debt and obligations) other than accounts payable incurred in the ordinary course of business and accrued liabilities relating to employee benefits and compensation to be assumed by the Surviving Corporation pursuant to
Section 6.3 hereof.

     3.35  Letter of Credit.  Pursuant to the Letter of Credit Adjustment
           ----------------
Agreement entered into as of August 7, 1996 by RUI One Corp. and Restaurants Unlimited, Inc., subsequently known as Cinnabon Holdings, Inc. and merged with and into the Company (the "L/C Agreement"), the Company is the beneficiary of an Irrevocable Letter of Credit, Number S300340, from U.S. Bank of Washington, National Association in the current face amount of $745,848.00 (the "Letter of Credit"). The Letter of Credit is subject to further reduction in the event certain guarantees of the Company expire or are released as provided in the L/C Agreement. The Letter of Credit is in full force and effect as of the date hereof. The consummation of the Transaction will not impact the effectiveness of the Letter of Credit, and the Letter of Credit shall remain in full force and effect thereafter, in accordance with the L/C Agreement.

     3.36  Stockholders Agreement.  That certain Stockholders Agreement dated as
           ----------------------
of June 3, 1994 (the "Stockholders Agreement") by and among the Company and the holders of its Common Stock and Common Stock Equivalents (as such term is defined therein) is, and as of the Closing will continue to be, in full force and effect. Each holder of Common Stock or Common Stock Equivalents is a party to the Stockholders Agreement. The Stockholders Agreement was duly authorized and executed by the Company and the other parties thereto and is enforceable against each such party in accordance with its terms.

     3.37  Materiality.  When used herein, qualifications as to material adverse
           -----------
effect and materiality shall be read and interpreted so as to require that all the breaches of representations and warranties contained herein, determined as if such qualifications did not exist, shall not, taken as a whole, result in a material adverse effect on the Business Condition.

     3.38  Disclosure.  The information contained in this Agreement and the
           ----------
Schedules and Exhibits hereto, taken as a whole, does not contain any material misstatement or omit to state any material information necessary to make the statements contained herein, in light of the circumstances under which they were made, true in all material respects. Notwithstanding the foregoing, the Company shall not be deemed to have violated this Section by virtue of having failed to disclose facts or developments relating to the economy in general.

4.   Representations and Warranties of the Buyer.
     -------------------------------------------

     The Buyer and the Acquisition Company, jointly and severally, represent and warrant to the Company that the statements set forth in this Section 4 are true and correct as of the date hereof, except as otherwise provided in this Agreement.

     4.1  Corporate.  Each of the Buyer and the Acquisition Company is a
          ---------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated.

     4.2  Authorization.  Each of the Buyer and the Acquisition Company has the
          -------------
corporate power and authority to execute, deliver and perform this Agreement and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized and approved by all necessary corporate action, including approval by the respective Stockholders and Boards of Directors of the Buyer and the Acquisition Company. This Agreement constitutes or will constitute the valid and binding obligation of the Buyer and the Acquisition Company, enforceable in accordance with its terms.

     4.3  Validity of Contemplated Transactions.  Neither the execution and
          -------------------------------------
delivery by the Buyer and the Acquisition Company of this Agreement, nor the performance of the Transactions to be performed by them will violate, require any filing, consent or approval under or be in conflict with (with or without the giving of notice, or lapse of time, or both) (i) any Regulatory or Court Order that is applicable to the Buyer or the Acquisition Company, (ii) the Certificate of

Incorporation or Bylaws of the Buyer or the Acquisition Company or (iii) any material Contract or other material document to which the Buyer or the Acquisition Company is a party or by which any of its properties or other assets may be subject.

     4.4  No Finder's Fee.  No person, corporation, partnership or firm retained
          ---------------
by the Buyer or the Acquisition Company is entitled to any commission or finder's or similar fee payable by either the Company or the Subsidiary in connection with the Transactions.

     4.5  Available Funds.  The Buyer has sufficient funds on hand to fund the
          ---------------
Merger Consideration, to provide the funds required by Section 2.1 hereof and to fund all other payments, fees and expenses of the Buyer, the Acquisition Company, and the Surviving Corporation associated with or contemplated by this Agreement and Transactions.

5.  Covenants of the Company.
    ------------------------

     5.1  Interim Conduct of Business.  From the date hereof until the Effective
          ---------------------------
Time, the Company and the Subsidiary shall (i) operate their respective businesses as a going concern consistent with prior practice and in the ordinary course of business and (ii) use their reasonable best efforts to preserve intact their respective business organizations and relationships with third parties and to keep available the services of their respective key employees, subject to the terms of this Agreement. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as may be contemplated pursuant to this Agreement or as expressly approved in writing by the Buyer, neither the Company nor the Subsidiary shall:

         (i) Enter into or amend any employment, bonus, severance or retirement contract or arrangement, or increase any salary or other form of compensation payable or to become payable to any of its executives, stockholders, affiliates, directors or employees, enter into or amend any contract or arrangement of any affiliates, directors or employees nor pay any special bonus to its executives, stockholders, affiliates, directors or employees except for payments under those contracts and arrangements disclosed pursuant to Section 6.3(a) hereof;

        (ii) Purchase, lease or otherwise acquire any real estate or any personal property (excluding inventory purchased in the ordinary course of business and consistent with prior practice) or any interest therein for consideration in excess of $125,000 in the aggregate, other than Bakery remodel contracts which are set forth on the Disclosure Schedule;

       (iii) Declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for distribution of that certain Note dated August 7, 1996 in favor of the Company from Restaurants Acquisition, Inc. as necessary to satisfy the "Restaurant Portion" of the Company's deferred seller debt and preferred stock;

        (iv) Merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire any corporation, partnership, or other business organization;

         (v) Sell, lease, license or otherwise dispose of or agree to sell, lease, license or otherwise dispose of any of its assets, properties, rights or claims, except for fair consideration and in the ordinary course of business and except for Bakery closings which were negotiated prior to the date of this Agreement and those planned Bakery closings which are currently being negotiated, all of which are set forth on the Disclosure Schedule and except for distribution of that certain Note dated August 7, 1996 in favor of the Company from Restaurants Acquisition, Inc. to satisfy the "Restaurant Portion" of the Company's deferred seller debt and preferred stock;

        (vi) Authorize for issuance, issue, sell or deliver any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock (other than shares issued upon exercise of the Options) or issue or grant any option, warrant or other right to purchase any shares of its capital stock;

       (vii) Split, combine or reclassify any shares of its capital stock of any class or redeem, repurchase or otherwise acquire, directly or indirectly any shares of its capital stock;

      (viii) Incur any liability, guaranty or obligation (fixed or contingent) other than in the ordinary course of business and consistent with past practice;

        (ix) Mortgage, pledge or subject to lien or security interest any of its assets or properties, other than statutory liens arising in the ordinary course of business;

         (x) Make or propose any amendments to its Certificate of Incorporation or Bylaws;

        (xi)  [intentionally omitted];

       (xii) Accelerate receivables, delay payables, liquidate inventory or enter into any other transaction, except in the ordinary course of business consistent with past practices;

      (xiii) Settle any audit or make any election with respect to any matters related to Taxes of the Company or the Subsidiary which may reasonably be expected to have a material adverse impact on the Tax Liability of the Company or the Subsidiary;

       (xiv) Fail to maintain insurance on the Assets and with respect to the conduct of the Business in at least such amounts and of such kinds as are listed on the Disclosure Schedule;

        (xv) Modify, amend, cancel, terminate or renew any existing lease agreement, except for negotiated Bakery closings or Bakery remodel contracts set forth on the Disclosure Schedule; provided however, that the Subsidiary shall pursue renewal of existing leases nearing termination using best commerical efforts, subject to the approval of the Buyer prior to executing any such renewal;

       (xvi) Modify, amend, cancel or terminate any existing agreement or arrangement relating to the Business involving any obligation with a value in excess of $10,000 and not otherwise expressly provided for in this Section 5.1, except in the ordinary course of business and not enter into any transaction involving the exchange of ownership of any units operated by franchisees for retail units currently operated by any other entity or under any other name;

      (xvii) Fail to timely notify Buyer in writing of any judgments, orders or decrees entered or any suits, actions, claims, administrative proceedings or labor negotiations instituted, threatened or asserted by or against the Company or the Subsidiary, after the date of this Agreement and prior to the Effective Time, which has or may reasonably be expected to have a materially adverse effect on the Business Condition;

     (xviii) Fail to timely advise Buyer in writing of any material adverse change in the Business Condition;

       (xix) Enter into any contract relating to the Business extending beyond the date of the Closing (other than negotiated Bakery closings or Bakery remodel contracts set forth on the Disclosure Schedule, as updated pursuant to Section 5.6 hereof) with either (i) a value in excess of $10,000 or (ii) which cannot be terminated by the Company or the Subsidiary without cost or penalty upon no more than 30 days written notice, including, without limitation, Franchise Agreements and Development Agreements;

        (xx) Fail to maintain, at their sole expense, all of their property in customary repair, order and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

       (xxi) Fail to comply in all material respects with all Regulations applicable to the Business;

      (xxii) Other than payments of interest that are required pursuant to the terms of the Credit Agreement among the Company, the Subsidiary and U.S. Bank of Washington, National Association, dated as of November 22, 1996, as amended to date (the "Credit Facility"), make any payment whatsoever on any of the Obligations, unless the Closing Working Capital exceeds the June Working Capital (as determined in accordance with Section 2.13 one business day prior to the Closing Date) by in excess of $200,000 and then only (i) after the determination under Section 2.13 has been made and (ii) to reduce the principal due on the Revolving Credit Facility portion of the Credit Facility to the extent of such excess over $200,000; or

     (xxiii) Abandon any part of its business or authorize, recommend, propose, or agree to do any of the foregoing.

     5.2  Fulfillment of Conditions.  At and prior to the Closing, the Company
          -------------------------
and the Subsidiary shall use commercially reasonable efforts to fulfill the conditions specified in Section 7 to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes the use of commercially reasonable efforts to assure the accuracy of its representations and warranties as of the Closing, the execution and delivery of the documents referred to in Section 7 and the use of commercially reasonable efforts to prepare all necessary documentation and to obtain all necessary approvals, waivers and consents.

     5.3  No Solicitation.  During the continuance of this Agreement, the
          ---------------
Company and the Subsidiary shall deal exclusively with the Buyer in connection with the subject matter hereof. During the continuance of this Agreement, the Company will not, directly or indirectly (through any officer, director, shareholder, employee or agent) or otherwise, solicit, initiate or encourage any proposal from any third party to merge or combine with, or purchase or acquire all or substantially all of the assets or equity securities of, the Company (each, an "Alternative Transaction") or enter into or engage in any negotiations or discussions with, or provide any information to, any third party relating to an Alternative Transaction. The Company will suspend any discussions involving an Alternative Transaction existing as of the date of this Agreement and to communicate to the Buyer the terms of, and the identity of any party making, any inquiry, proposal, offer or contact with respect to an Alternative Transaction promptly upon obtaining knowledge of such inquiry, proposal, offer or contact.

     5.4  Shareholder Approval.  The Company shall use all commercially
          --------------------
reasonable efforts to cause its shareholders to consider and act upon this Agreement and the Transactions in accordance with Section 251(b) of the DGCL as soon as practicable. The Company shall use all commercially reasonable efforts to secure the consent of the shareholders of the Company required by the DGCL to consummate the Transactions.

     5.5  Access to Information.  From the date hereof to the Effective Time,
          ---------------------
the Company and the Subsidiary shall give the Buyer and the Acquisition Company, their respective counsel, financial advisors and sources, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiary, furnish to the Buyer and the Acquisition Company, their respective counsel, financial advisors and sources, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and instruct its employees, counsel and financial advisors to cooperate fully with the Buyer and the Acquisition Company in their investigation of the businesses of the Company and the Subsidiary; provided that
                                                                   --------
no investigation pursuant to this Section shall affect the ability of the Buyer or the Acquisition Company to rely on any representation or warranty given by the Company to such party hereunder. The Buyer, the Acquisition Company and each of their respective representatives agree to treat any information obtained in connection with their investigation hereunder as confidential information subject to the terms of the Confidentiality Agreement by and between the Company and the Buyer.

     5.6  Disclosure Supplements.  From time to time prior to the Closing Date,
          ----------------------
the Company will supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules hereto or which is necessary to complete or correct any information in the Schedules or in any representation or warranty of the Company which has been rendered inaccurate thereby.

     5.7  Updated Obligations.  Three (3) business day prior to the Closing, the
          -------------------
Company shall provide the Buyer with an updated Schedule 2.8 setting forth the final amounts to be due as of Closing.

     5.8  Exercise of Drag-Along.  The Company shall, prior to the Effective
          ----------------------
Time, take all actions necessary to effect the "drag along" provisions of
Section 7 of the Stockholders Agreement with respect to all holders of Common Stock Equivalents.

     5.9  Delivery of Additional Due Diligence Materials.
          ----------------------------------------------

     (a) On or prior to September 4, 1998, the Company shall have delivered to the Buyer the materials required pursuant to Section 7.17(a) hereof.

     (b) Within five (5) business days of the date of this Agreement, the Company shall deliver to the Buyer a list of the holders of Options and the holders of Warrants, in each case, indicating such holder's name and the number of Options or Warrants (as the case may be) held by such person.

6.   Covenants of the Buyer.
     ----------------------

     6.1  Fulfillment of Conditions.  At and prior to the Closing, the Buyer and
          -------------------------
the Acquisition Company shall use commercially reasonable efforts to fulfill the conditions specified in Section 8, to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes the use of commercially reasonable efforts to assure the accuracy of their representations and warranties as of the Closing, the execution and delivery of the documents referred to in Section 8 and the use of commercially reasonable efforts to prepare all necessary documentation and to obtain all necessary approvals, waivers and consents.

     6.2  Payments.  The Buyer shall take all necessary steps to cause the
          --------
Surviving Corporation to make the payments contemplated by Section 2.8 in accordance with the terms of this Agreement.

     6.3  Employee Benefit Matters.
          ------------------------

     (a) Benefit Agreements.  On and after the Closing Date, the Surviving
         ------------------
Corporation shall honor the employment, severance, termination and retirement agreements to which the Company or the Subsidiary is presently a party and which are attached to or disclosed in the Disclosure Schedule, as such agreements may hereafter be amended, modified or terminated with the written consent of Buyer and the other party (the "Benefit Agreements").

     On and after the Closing Date, it is the Buyer's intention to cause the Surviving Corporation to take all such actions as are necessary so that, for not less than one year after the Closing Date, employees of the Surviving Corporation during such period (other than employees holding or being a party to Benefit Agreements for which provision is made elsewhere in this Section 6.3) will be provided employee benefit and similar plans and programs as will provide benefits which in the aggregate are not less favorable than those provided to similarly situated employees of the Buyer as of the date hereof: provided,
                                                                 --------
however, that it is understood that after the Closing Date no party hereto will
-------
have any obligation to issue shares of capital stock (or options or warrants to acquire any such shares) of any entity pursuant to any such plan or program. Notwithstanding the above, this Section 6.4 shall not create any obligation on the part of the Buyer or the Surviving Corporation to continue the employment of any employee of the Company or the Subsidiary following the Closing or create any rights in any employee to receive any additional benefits. There are no intended third-party beneficiaries of this Section 6.3.

     (b) Indemnification and Insurance.  The Buyer agrees that all rights to
         -----------------------------
indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its Certificate of Incorporation or By-Laws, or otherwise in effect on the date hereof shall continue in full force and effect, with respect to the Surviving Corporation, for a period of not less than six years from the Closing Date and the Buyer agrees to purchase, or cause the Surviving Corporation to purchase, director and officer insurance for such six year period at its sole expense; provided, however, that the Buyer's obligation to maintain the
         --------  -------
insurance coverage required hereunder shall terminate upon the earlier of (i) the sixth anniversary of the Closing Date or (ii) Buyer's payment of premiums for such insurance in the aggregate amount of $50,000; provided, further,
                                                       --------  -------
however, that, in the event any claim or claims are asserted or made within such
-------
six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Certificate of Incorporation or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

     6.4  Solvency After the Closing.  After the Closing, the Buyer agrees that
          --------------------------
neither the Buyer nor the Surviving Corporation shall have any right to bring any claim against the directors, officers, stockholders or creditors of the Company immediately prior to the Effective Time on the basis that the Company
(i) was insolvent at the time of the Closing, (ii) became insolvent as a result of the Transactions, (iii) was left with unreasonably small capital with which to engage in its business or (iv) incurred debts beyond its ability to pay such debts as they mature; provided however, that the Buyer shall not, by virtue of this Section 6.4, be obligated to indemnify any of the directors, officers, stockholders or creditors of the Company immediately prior to the Effective Time from any claims brought by third parties in connection with the Transactions on the basis of any one or more of the assertions set forth in clauses (i)-(iv) of this Section 6.4.

7.   Conditions Precedent to the Buyer's Obligations.
     -----------------------------------------------

     All obligations of the Buyer and the Acquisition Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer or the Acquisition Company), prior thereto, of the following conditions:

     7.1  Representations True at Closing.  Except as affected by the actions
          -------------------------------
contemplated by this Agreement or by actions not prohibited by Sections 5.1 or 5.3, the representations and warranties of the Company set forth in this Agreement shall be true and correct, in all material respects, at and as of the Closing Date as though such representations and warranties were made at and as of such time.

     7.2  Performance of Covenants.  The Company and the Subsidiary shall have
          ------------------------
performed, in all material respects, all covenants and agreements that are to be performed by them under this Agreement on or prior to the Closing Date and shall have delivered to the Buyer evidence, in form and substance satisfactory to Buyer's counsel, that such covenants and agreements have been performed.

     7.3  Litigation Affecting Closing.  No action, suit or proceeding shall
          ----------------------------
have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the consummation of the Transactions and no Court Order shall have been issued or entered that would be violated by the completion of the Transactions.

     7.4  Regulatory Compliance and Approvals.  All approvals required under any
          -----------------------------------
Law or Regulation, including the Hart-Scott-Rodino Antitrust Improvements Act ("HSR"), to carry out the Transactions shall have been obtained, and the Company and the Subsidiary shall have complied in all material respects with all Laws and regulations applicable to the Company and the Subsidiary with respect to the Transactions.

     7.5  Consents.  The Company shall have delivered to the Buyer:
          --------

     (a) landlord consents to assignment of all the leases listed on Schedule 7.5(a);

     (b) landlord consents to assignment of at least 70% of the leases listed on
Schedule 7.5(b); and

     (c) any other material consents listed on Schedule 7.5(c) hereof (the "Material Consents"), which are required to be obtained in connection with the Transactions in order to avoid a material breach under any material Contract to or by which the Company is a party or may be bound.

     7.6  Opinion of Company's Counsel.  Ogden Murphy Wallace, counsel to the
          ----------------------------
Company and the Subsidiary shall have delivered to the Buyer their opinion, dated the Closing Date, in form and substance reasonably acceptable to Buyer.

     7.7  Shareholder Approval.  The requisite Holders of the Common Stock and,
          --------------------
if necessary, the Preferred Stock of the Company prior to the Effective Time shall have approved the Merger, this Agreement and the Transactions contemplated hereby in accordance with applicable law and not more than 5% of the Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall be Dissenting Shares or shall be entitled to become Dissenting Shares.

     7.8  No Material Adverse Change.  Since the Balance Sheet Date, there shall
          --------------------------
not have been any material adverse change in the Business Condition.

     7.9  Release of Liens.  Concurrently with the Closing, all liens and
          ----------------
encumbrances on the Assets shall have been released and the Company and the Subsidiary shall have received written releases from all holders thereof.

     7.10  Cancellation Acknowledgments.  To the extent that the funds provided
           ----------------------------
pursuant to Section 2.8 hereof are insufficient to satisfy all of the Obligations in full, the Buyer shall have received appropriate documentation from the holders of such unsatisfied Obligations acknowledging that such Obligations shall be cancelled at the Effective Time and all claims against the Company and the Subsidiary released.

     7.11  Termination Agreements.  The Buyer shall have received Termination
           ----------------------
Agreements from each holder of a Warrant acknowledging that such Warrants shall, as of the Effective Time, be cancelled for no consideration and that all claims against the Company and the Subsidiary are released.

     7.12  Landlord Estoppel Letters.  The Company or the Subsidiary shall have
           -------------------------
received an estoppel letter, in form and substance satisfactory to the Buyer, from:

     (a) each of the landlords for the 60 locations which contributed the highest amounts to the Company's cash flow during fiscal year 1998, as listed on
Schedule 7.12(a) hereto;

     (b) at least 80% of the landlords for the locations which contributed more than $50,000 to the Company's cash flow during fiscal year 1998, as listed on
Schedule 7.12(b); and

     (c) each of the remaining landlords with whom the Company or the Subsidiary has a valid existing lease to the extent that such estoppels can be obtained using commercially reasonable efforts.

     7.13  Franchisee Estoppel Letters.  The Company or the Subsidiary shall
           ---------------------------
have received an estoppel letter, in form and substance satisfactory to the Buyer, from each Franchisee and Developer listed on Schedule 7.13. The Buyer may add to such list any existing Franchisee, who entered into a franchise agreement or license agreement after 1993, to whom proper franchise disclosure and registration was not made.

     7.14  Due Diligence Review.  Buyer shall have given its approval to any
           --------------------
amendments or modifications to the Disclosure Schedule pursuant to Section 5.6 and 7.15 hereof within 2 business days of delivery of such amendment or modification. If the Buyer fails to object to such amendment or modification within such period, such amendment or modification shall be deemed accepted by the Buyer.

     7.15  Delivery of Audited Financial Statements.  Two (2) business days
           ----------------------------------------
prior to Closing, the Company shall deliver to the Buyer the audited financial statements of the Company for the fiscal years ended March 30, 1997 and March 29, 1998 (the "Audits"); it being understood and agreed that the Audits shall be dated as of the Closing Date and shall not be released until such date. The Audits will be consistent in form and content, in all material respects, with the draft Audited Financial Statements provided to the Buyer by the Company pursuant to the provisions of Section 3.5 hereof.

     7.16  Option Terminations.  The Company shall have received an agreement,
           -------------------
in form and substance reasonably satisfactory to the Buyer, from holders of at least 80% of the Options pursuant to which such holders shall have agreed to terminate their Options and released the Company for any claims thereunder.

     7.17  Franchise Matters.
           -----------------

     (a) The Buyer shall have received the franchise information described on
Schedule 7.17 hereof, to the extent not already provided to Buyer prior to the date of this Agreement and to the extent not already disclosed on Schedules 3.24, 3.25 and 3.26 hereto.

     (b) Neither the Company nor the Buyer shall have determined that there are any violations of law or other potential claims (not legally barred from being made) with respect to franchise matters, which individually or in the aggregate could have a material adverse effect on the Business and no claim, action, suit or proceeding not disclosed on the Disclosure Schedule shall have been made, instituted or threatened by any governmental agency or body, any Franchisee or former Franchisee or by any other person, relating to or alleging material violations of any Regulations, laws, orders, consents, decrees or other requirements relating to the offer or sale of franchises by the Company or the Subsidiary.

     7.18  Resignation of Officers and Directors.  The Company shall have
           -------------------------------------
received resignations of those officers and directors of the Company and the Subsidiary as the Buyer shall have requested.

     7.19  Letter of Credit.  The Company shall have received evidence from U.S.
           ----------------
Bank of Washington, National Association, reasonably satisfactory to the Buyer that the Letter of Credit will remain in full force and effect following the Closing.

     7.20  Corporate Documents.  The Buyer shall have received:
           -------------------

     (a) A Certificate of the Secretary of the Company, certifying the incumbency of officers and genuineness of signatures of all officers executing this Agreement or any document or certificate delivered in connection herewith for it, copies of its Bylaws, and copies of its director and stockholder resolutions authorizing the Transactions; and

     (b) The Certificate of Incorporation, as amended, of the Company certified as of a recent date by the Secretary of State of Delaware; and

     (c) A Certificate of Corporate Good Standing, Legal Existence and Tax Clearance of each of the Company and the Subsidiary as of a recent date from the Secretary of State of Delaware, with respect to the Company, and Washington, with respect to the Subsidiary, and such other jurisdictions as shall reasonably be requested by the Buyer.

     7.21  Beverly Center.  The Company shall have received an executed lease
           --------------
agreement, in substantially the form previously provided to the Buyer, for the Bakery located in Beverly Center, California for the current or comparable space. In addition, the Company shall have received a consent from the landlord with respect to such lease.

8.   Conditions Precedent to Obligations of the Company.
     --------------------------------------------------

     All obligations of the Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Company), prior thereto, of each of the following conditions:

     8.1  Representations True at Closing.  The representations and warranties
          -------------------------------
of the Buyer and the Acquisition Company set forth in this Agreement shall be true and correct, in all material respects, at and as of the Closing Date as though such representations and warranties were made at and as of such time.

     8.2  Performance of Covenants.  The Buyer and the Acquisition Company shall
          ------------------------
have performed, in all material respects, all covenants and agreements that are to be performed by it under this Agreement on or prior to the Closing Date and shall have delivered to the Company evidence, in form and substance satisfactory to counsel to the Company, that such covenants and agreements have been performed.

     8.3  Litigation Affecting Closing.  No Court Order shall have been issued
          ----------------------------
or entered that would be violated by the completion of the Transactions.

     8.4  Regulatory Compliance and Approvals.  All approvals required under any
          -----------------------------------
Regulation, including HSR, to carry out the Transactions required to be obtained by the Buyer shall have been obtained, and the Buyer and the Acquisition Company shall have complied in all material respects with all Laws applicable to them with respect to the Transactions.

     8.5  Consents.  The Buyer shall have obtained all Material Consents
          --------
required to be obtained by it.

     8.6  Opinion of Buyer's Counsel.  Cohen Pollock Merlin Axelrod & Tanenbaum,
          --------------------------
P.C., counsel to the Buyer and the Acquisition Company, shall have delivered to the Company their opinion, dated the Closing Date, in form and substance reasonably acceptable to the Company.

     8.7  Corporate Documents.  The Company shall have received:
          -------------------

     (a) Certificates of the Secretary of the Buyer and the Acquisition Company, respectively, certifying the incumbency of officers and genuineness of signatures of all officers executing this Agreement or any document or certificate delivered in connection herewith for them, copies of their By-laws, and copies of their director and stockholder resolutions authorizing the Transactions;

     (b) Certificates of Incorporation, as amended, of the Buyer and the Acquisition Company certified as of a recent date by the Secretary of State of the State of Delaware; and

     (c) Certificates of Corporate Good Standing and Legal Existence of the Buyer and the Acquisition Company as of a recent date from the Secretary of State of the State of Minnesota, with respect to the Buyer, and Delaware, with respect to the Acquisition Company.

9.   Termination.
     -----------

     9.1  Termination.  This Agreement and all of the respective obligations of
          -----------
the parties hereunder may be terminated at any time prior to the Closing Date:
(a) by mutual consent of the Company and the Buyer; or (b) by written notice by either the Company or the Buyer to each other if the Closing shall not have occurred on or before October 15, 1998 (other than as a result of a breach of this Agreement by the party seeking termination); or (c) by either the Company or the Buyer if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Transactions shall have become final and nonappealable.

     9.2  Effect of Termination.  In the event that this Agreement is terminated
          ---------------------
pursuant to Section 9.1, the Agreement shall become null and void and have no further force or effect except that, notwithstanding the foregoing, the termination of this Agreement shall not relieve any party from liability for any breach of this Agreement occurring prior to such termination.

10.  General.
     -------

     10.1  Nonsurvival.  The representations and warranties of the Company made
           -----------
in Section 3 of this Agreement shall terminate upon the effectiveness of, and shall not survive, the Merger. Following the Effective Time, the Buyer shall not have any right to pursue the Company or those persons who were stockholders or creditors of the Company immediately prior to the Effective Time for any breach of any of such representations and warranties; provided, however, that nothing in this Section 10.1 shall limit the Buyer's remedies with respect to fraud.

     10.2  Governing Law.  This Agreement shall be construed and enforced in
           -------------
accordance with the Laws of the Commonwealth of Massachusetts.

     10.3  Further Assurances.  The parties hereto agree to execute and deliver
           ------------------
any and all papers and documents necessary to complete the Transactions contemplated hereby.

     10.4  Binding Effect.  This Agreement shall be binding upon the parties
           --------------
hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by any party hereto without the written consent of the other parties.

     10.5  Waiver of Conditions.  Any party hereto may waive any condition
           --------------------
provided in this Agreement for its benefit.

     10.6  Exhibits.  All of the Exhibits attached to this Agreement are hereby
           --------
incorporated herein and made a part hereof.

     10.7  Disclosure Schedule.  Items required to be disclosed on the
           -------------------
Disclosure Schedule under Section 3 shall be deemed to be disclosed on such Disclosure Schedule for all purposes of

Section 3 irrespective of whether they are disclosed with reference to each of the Sections under Section 3 to which they relate.

     10.8  Specific Performance.  Each party agrees that remedies at law may be
           --------------------
inadequate to protect the other party from and against any actual or threatened breach of this Agreement by such party or any of its representatives. Without prejudice to the rights and remedies otherwise available to it, each party agrees that any other party may seek equitable relief in favor of the other party by way of specific performance or otherwise without proof of actual damages, if such party or any of its representatives breach or threaten to breach any of the provisions of this Agreement.

     10.9  Public Announcements.  The Company and the Buyer shall consult with
           --------------------
each other prior to issuing any press release or making any public statement or any filing with any governmental entity with respect to this Agreement and the Transactions contemplated hereby.

     10.10  Expenses.  All costs and expenses incurred in connection with this
            --------
Agreement shall be paid by the party incurring such cost or expense. All legal, accounting and investment banking fees and expenses of the Company relating to the transactions contemplated hereby shall be paid by the stockholders and creditors of the Company. Such fees and expenses shall be listed on the updated list of Obligations provided pursuant to Section 5.7.

     10.11  Entire Agreement.  This Agreement and the Confidentiality Agreement
            ----------------
contain the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby.

     10.12  Notices.  Every notice or other communication required, contemplated
            -------
or permitted by this Agreement by any party shall be in writing and shall be delivered by personal delivery, telegram, private courier service or by certified mail, postage prepaid, return receipt requested or sent by telegraph, telefax, telecopy or telex and confirmed via courier or postal service, addressed as follows:

     TO THE BUYER OR THE
     ACQUISITION COMPANY:

          AFC Enterprises, Inc.
          Six Concourse Parkway, Suite 1700
          Atlanta, Georgia  30328
          Attention:  Samuel N. Frankel
          Facsimile:  (770) 353-3028

     With a copy to:

          Cohen Pollock Merlin Axelrod & Tanenbaum, P.C.
          2100 RiverEdge Parkway, Suite 300
          Atlanta, Georgia  30328
          Attention:  H. Stephen Merlin, Esq.
          Facsimile:  (770) 858-1277

     TO THE COMPANY:

          Cinnabon International, Inc.
          936 North 34th Street, 4th Floor
          Seattle, Washington  98103
          Attention:  Kern Gillette, President
          Facsimile:  (206) 547-3987

     With copies to:

          Thomas H. Lee Company
          75 State Street, 26th Floor
          Boston, Massachusetts  02109
          Attention:  Terrence M. Mullen
          Facsimile:  (617) 227-3514

          Hutchins, Wheeler & Dittmar, A Professional Corporation
          101 Federal Street
          Boston, Massachusetts  02110
          Attention:  James Westra, Esq.
          Facsimile:  (617) 951-1295

          Ogden Murphy Wallace
          2100 Westlake Center Tower
          1601 Fifth Avenue
          Seattle, Washington  98101
          Attention:  David A. Ellenhorn, Esq.
          Facsimile:  (206) 447-2015

     10.13  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     10.14   Amendment.  This Agreement may be amended by the Boards of
             ---------
Directors of the parties hereto at any time prior to the filing of the Certificate of Merger, and any such amendment shall be by a written instrument signed by each of the parties hereto; provided, however, that this Agreement may only be amended without approval of the stockholders of the Company, the Buyer and the Acquisition Company to the extent permitted by applicable Law.

                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Attest:                        CINNABON INTERNATIONAL, INC.


____________________           By:
                                  ----------------------------------------
                               Name:
                               Title:


Attest:                        AFC ENTERPRISES, INC.


____________________           By:
                                  ----------------------------------------
                               Name:
                               Title:


Attest:                        AFC FRANCHISE ACQUISITION CORP.


____________________           By:
                                  ----------------------------------------
                               Name:
                               Title: